EXHIBIT 4.1

                              SECOND AMENDMENT TO
                     AMENDED AND RESTATED RIGHTS AGREEMENT


         AMENDMENT made and entered into as of the 25th day of September 2003, by and between Hartmarx Corporation, a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A., as rights agent (the "Rights Agent") under the Amended and Restated Rights Agreement, dated as of April 13, 2000, by and between the Company and the Rights Agent, as amended (the "Rights Agreement").

         WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

         WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may from time to time prior to the Distribution Date (as defined in the Rights Agreement) supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof; and

         WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement.

         NOW THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

         A. Paragraph (a) of Section 7 of the Agreement is hereby amended by deleting paragraph (a) in its entirety and substituting therefore a new paragraph (a) as follows:

                  (a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the close of business on January 31, 2006, (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof or (iii) the close of business on the first Trading Day after the closing price of the Common Stock as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Common Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading exceeded the Book Value per Share (as defined below) for 60 consecutive calendar days (the earlier of (i),
         (ii) and (iii) being herein referred to as the "Expiration Date"). The term "Book Value per Share" means on any date the total shareholders' equity of the Company as reported in the Company's most recent periodic report filed with the United States Securities and Exchange Commission divided by the total number of shares of Common Stock issued and outstanding stated in such report.

         B. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

         C. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

         D. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and affect.


               [Signatures appear on immediately following page]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


    Attest:                               HARTMARX CORPORATION


By /s/ TARAS R. PROCZKO                   By /s/ GLENN R. MORGAN
   --------------------------                --------------------------
     Taras R. Proczko,                       Glenn R. Morgan, Executive Vice
     Secretary                               President and Chief Financial
                                             Officer


    Attest:                               EQUISERVE TRUST
                                          COMPANY, N.A.,
                                          As Rights Agent


By /s/ SOPHIA DUSKO                       By /s/ JOHN H. RUOCCO
   -------------------------                 ---------------------------
   Name:  Sophia Dusko                    Name:  John H. Ruocco
   Title: Account Manager                 Title: Senior Account Manager